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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Brian Carney                                Investor Relations:
         Executive Vice President, CFO               Don Tomoff
         Jo-Ann Stores, Inc                          Vice President, Finance
         330-656-2600                                Jo-Ann Stores, Inc.
         http://www.joann.com                        330-463-6815


                JO-ANN STORES ANNOUNCES FINANCIAL RESULTS FOR THE
                          SECOND QUARTER OF FISCAL 2004

     - SECOND QUARTER LOSS OF $0.11 PER DILUTED SHARE BETTER THAN CONSENSUS ESTIMATES

     -    11 NEW SUPERSTORES ADDED DURING THE FIRST HALF OF THE YEAR

HUDSON, OH, August 18, 2003--Jo-Ann Stores, Inc. (NYSE: JAS.A and JAS.B) today announced financial results for its fiscal 2004 second quarter. Net loss for the quarter totaled $2.2 million, or $0.11 per diluted share, compared with net income of $2.0 million, or $0.10 per diluted share in fiscal 2003.

Second quarter financial results include a non-cash pre-tax charge for stock-based compensation expense of $1.4 million as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123 and $0.7 million of costs associated with the Company's share reclassification proposal, currently expected to be voted on in early November.

Net sales for the second quarter increased 1.6% to $359.2 million from $353.7 million in the prior year. Same-store sales increased 2.4% compared to a 7.7% same-store sales increase for the same period in the prior year.

Review of Operating Results

Operating profit for the second quarter was $0.7 million, compared with an operating profit of $9.9 million for the prior year's second quarter. Operating profit in the current quarter includes the $2.1 million in charges highlighted above, as well as $1.1 million in incremental store pre-opening and closing costs.

Gross margins for the quarter decreased as a percentage of sales to 48.1% from 48.5% in the second quarter of last year. Lower selling margins, due to accelerated clearance activity, were partially offset by an improvement in store shrink rates.

Selling, general and administrative expenses, excluding other expenses separately identified in the statement of operations, totaled $158.8 million for the quarter, or 44.2% of sales versus

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$150.1 million or 42.4% of sales last year. Store payroll and distribution costs, as a percentage of sales, increased in the current quarter versus the prior year, due to a planned acceleration of second-half seasonal product flow into stores. In addition, normal inflationary increases in these areas outpaced the overall sales growth rate.

Alan Rosskamm, chairman and chief executive officer commented, "In what is historically our weakest quarter of the year, promotional and clearance efforts helped us maintain positive same-store sales results, in spite of strong same-store sales comparisons in the prior year. Accordingly, we have significantly reduced the level of clearance merchandise we will carry into the second half of the year. Despite accelerating the flow of second-half seasonal goods into our stores, we ended the quarter with lower inventory than a year ago, both on an absolute and a comparable store basis. We are well positioned for an exciting second-half, beginning with our 60th anniversary sale later this month."

Net sales for the six-months ended August 2, 2003 increased 1.1% to $734.0 million from $726.1 million in the prior year. Same-store sales increased 2.5% for the six-month period, versus a 10.6% same-store sales increase for the same period in the prior year.

Operating profit for the six-month period was $12.3 million, compared with $30.3 million for the same period in the prior year. Operating profit year-to-date includes a total of $5.3 million in costs associated with: the Company's share reclassification proposal, incremental costs related to the repurchase of subordinated debt and the non-cash stock-based compensation expense of SFAS No.
123. In addition, the Company incurred $2.3 million in incremental store pre-opening and closing costs.

In the second quarter, the Company opened six superstores and one larger traditional store. Three superstores were opened in Texas, two in Florida and one in Minnesota. The Company closed 15 traditional stores during the quarter.

Year-to-date, the Company has opened nine superstores and converted two larger traditional stores to the superstore format, and opened two larger traditional stores. The Company has closed 21 stores year-to-date.

For the remainder of the year, the Company expects to open eight stores, seven of which will be superstores. Two additional traditional stores will be converted to the superstore format. Approximately 20 to 25 traditional stores are scheduled to close during the second-half of the year.

Mr. Rosskamm concluded, "We are excited about the new store openings in the quarter. These stores represent our newly refined 35,000 square foot superstore concept. While results are very preliminary, the customer feedback and sales trends are very encouraging, and it will be exciting to watch these stores contribute in the third and fourth quarters of this year."

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Reclassification of Dual Class Shares

As the Company previously announced, it has filed a registration statement with the Securities and Exchange Commission to register securities to be issued in connection with a proposed reclassification of its two classes of common shares into one voting class. The Company currently expects to hold a meeting of shareholders in early November to vote on the reclassification proposal.

Fiscal 2004 Outlook

     - The Company reiterates its expectations for fiscal 2004 earnings per diluted share to be in the range of $2.00 to $2.10.

     - For the second half, the Company expects earnings per share of $1.90-$2.00, based on approximately 22.3 million diluted shares outstanding, assuming the reclassification proposal is approved by shareholders in November. The second half performance is expected to be impacted by $2.6 million of stock based compensation expense and approximately $1.0 million in additional costs related to the reclassification proposal.

     - As previously indicated, the Company expects to achieve earnings improvement in the second half of the year. The rate of improvement is expected to be greater in the third quarter.

Looking forward to fiscal 2005, the Company is targeting an earnings improvement of 10-12%, after excluding the costs of both the share reclassification and debt repurchases in fiscal 2004, totaling $5.0 million pretax. The Company expects to accelerate the number of superstore openings in fiscal 2005 to 30 to 40 stores.

Conference Call on the Web

Investors will have the opportunity to listen to the second quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on "About Jo-Ann Stores," click on "Our Company" click on "Investor Relations," then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until August 26, 2003. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #1831932.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 826 Jo-Ann Fabrics and Crafts traditional stores and 83 Jo-Ann superstores.

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This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.


                               (TABLES TO FOLLOW)
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                               JO-ANN STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                THIRTEEN WEEKS ENDED       TWENTY-SIX WEEKS ENDED
                                                              ------------------------     -----------------------
                                                              AUGUST 2,      AUGUST 3,     AUGUST 2,     AUGUST 3,
                                                               2003            2002          2003          2002
                                                              ---------      ---------     ---------     ---------
(Dollars in millions, except per share data)

Net sales                                                      $359.2         $353.7        $734.0         $726.1
Cost of sales                                                   186.6          182.1         380.9          373.7
                                                               ------         ------        ------         ------
    Gross margin                                                172.6          171.6         353.1          352.4
Selling, general and administrative expenses                    158.8          150.1         311.9          300.4
Store pre-opening and closing costs                               2.6            1.5           4.7            2.4
Depreciation and amortization                                     9.1            8.7          18.2           17.9
Stock based compensation expense                                  1.4            --            2.6            --
Debt repurchase expenses                                          --             1.4           3.4            1.4
                                                               ------         ------        ------         ------
    Operating profit                                              0.7            9.9          12.3           30.3
Interest expense                                                  4.2            6.6           9.2           13.0
                                                               ------         ------        ------         ------
    Income (loss) before income taxes                            (3.5)           3.3           3.1           17.3
Income tax provision (benefit)                                   (1.3)           1.3           1.2            6.6
                                                               ------         ------        ------         ------
Net income (loss)                                               ($2.2)          $2.0          $1.9          $10.7
                                                               ======         ======        ======         ======


Net income (loss) per common share - basic                     ($0.11)         $0.11         $0.10          $0.57
                                                               ------         ------        ------         ------

Net income (loss) per common share - diluted                   ($0.11)         $0.10         $0.09          $0.53
                                                               ------         ------        ------         ------

Average shares and equivalents outstanding (millions)
    Basic                                                        20.0           19.0          19.8           18.9
                                                               ======         ======        ======         ======
    Diluted                                                      20.0           20.7          20.3           20.3
                                                               ======         ======        ======         ======

OTHER INFORMATION

Number of stores open at period end:
    Traditional stores                                                                         826            875
    Superstores                                                                                 83             70
                                                                                            ------         ------
                                                                                               909            945
                                                                                            ======         ======
Square footage at period end (000's):
    Traditional stores                                                                      11,851         12,525
    Superstores                                                                              3,627          3,214
                                                                                            ------         ------
                                                                                            15,478         15,739
                                                                                            ======         ======
Average square footage per store:
    Traditional stores                                                                      14,300         14,300
                                                                                            ======         ======
    Superstores                                                                             43,700         45,900
                                                                                            ======         ======

                                    - more -
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                               JO-ANN STORES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              (UNAUDITED)
                                                       -------------------------
                                                       AUGUST 2,       AUGUST 3,     FEBRUARY 1,
                                                         2003            2002           2003
                                                       ---------       ---------     -----------
(Dollars in millions)

ASSETS
Current assets:
    Cash and temporary cash investments                $  16.1         $  15.7        $  63.2
    Inventories                                          471.6           496.2          363.1
    Deferred taxes                                        27.9            30.6           28.2
    Prepaid expenses and other current assets             18.7            14.5           17.2
                                                        ------          ------         ------
Total current assets                                     534.3           557.0          471.7

Property, equipment and leasehold improvements, net      190.4           200.1          190.3
Goodwill, net                                             26.5            26.5           26.5
Other assets                                              14.1            17.7           16.0
                                                        ------          ------         ------
Total assets                                            $765.3          $801.3         $704.5
                                                        ======          ======         ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                    $172.3          $162.9         $129.9
    Other current liabilities                             56.1            72.7           75.9
                                                        ------          ------         ------
Total current liabilities                                228.4           235.6          205.8

Long-term debt                                           190.5           286.4          162.9
Deferred income taxes                                     37.2            23.6           37.2
Other long-term liabilities                                9.8             8.7            9.2

Shareholders' equity                                     299.4           247.0          289.4
                                                        ------          ------         ------
Total liabilities and shareholders' equity              $765.3          $801.3         $704.5
                                                        ======          ======         ======



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